Exhibit (d)(125)

AMENDMENT TO

SUB-ADVISORY AGREEMENT

between

FIDELITY INTERNATIONAL INVESTMENT ADVISORS (U.K.) LIMITED

and

FIDELITY INTERNATIONAL INVESTMENT ADVISORS

This Amendment made as of this 1st day of August, 2007, by and between Fidelity International Investment Advisors (U.K.) Limited, 27-28 Lovat Lane, London, England (hereinafter called the "U.K. Sub-Advisor") and Fidelity International Investment Advisors, a Bermuda company with principal offices at Pembroke Hall, Pembroke, Bermuda (hereinafter called the "Sub-Advisor").

WHEREAS Fidelity Management & Research Company, a Massachusetts corporation (hereinafter called the "Advisor"), has entered into a Management Contract with Fidelity Investment Trust, a Massachusetts business trust which may issue one or more series of shares of beneficial interest (hereinafter called the "Trust"), on behalf of Fidelity Nordic Fund (hereinafter called the "Portfolio"), pursuant to which the Advisor is to act as investment advisor to the Portfolio, and

WHEREAS, the Sub-Advisor has entered into a Sub-Advisory Agreement with the Advisor (the "Sub-Advisory Agreement"), dated March 1, 2001, pursuant to which the Sub-Advisor, directly or through certain of its subsidiaries or other affiliated persons, shall provide investment advice or investment management and order execution services to the Portfolio, and

WHEREAS the U.K. Sub-Advisor has personnel in Western Europe and has been formed in part for the purpose of researching and compiling information and recommendations with respect to the economies of various countries, and securities of issuers located outside of North America, principally in the U.K. and Europe.

WHEREAS the Advisor, the Sub-Advisor, and the U.K. Sub-Advisor (the "Parties") wish to clarify their relationship by amending the Agreement in accordance with the terms of this Amendment;

NOW, THEREFORE, the Parties hereto agree as follows:

1. Paragraph 7 of the Agreement is hereby supplemented as follows:

Nothing in this Agreement will constitute a partnership between the Advisor, the Sub-Advisor, the U.K. Sub-Advisor and the Trust. Nothing in this Agreement makes the U.K. Sub-Advisor an agent of the Advisor, Sub-Advisor or the Trust and the U.K. Sub-Advisor has no authority whatsoever to exercise discretionary powers over the global portfolios and investment funds, except as provided pursuant to paragraph 1(b) herein, of the Advisor, Sub-Advisor and the Trust, or otherwise to bind the Advisor's and the Trust's assets under management.

The U.K. Sub-Advisor shall furnish services as an independent contractor and not as an employee or agent of either the Advisor, Sub-Advisor or the Trust. The U.K. Sub-Advisor has no power or authority to act for, represent, or bind the Advisor, Sub-Advisor or the Trust or any company affiliated with either of them.

2. In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

This Amendment shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to the choice of laws provisions thereof.

IN WITNESS WHEREOF the parties hereto have caused this instrument to be signed in their behalf by their respective officers thereunto duly authorized, and their respective seals to be hereunto affixed, all as of the date written above.

\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\	FIDELITY INTERNATIONAL INVESTMENT ADVISORS (U.K.) LIMITED

	BY:	/s/Richard Wane
Richard Wane
Director

FIDELITY INTERNATIONAL INVESTMENT ADVISORS

	BY:	/s/Allan Pelvang
Allan Pelvang
Director